Exhibit 5.1

mwe.com

Our Ref:  NJA - 096717.0014

Akari Therapeutics, Plc

Highdown House

Yeoman Way

Worthing

West Sussex

BN99 3HH

3 January 2022

Dear Sirs

Akari Therapeutics, Plc – Registration Statement on Form F-6 - Exhibit 5.1

1.	Background

1.1	We have acted for Akari Therapeutics, Plc, a public limited company incorporated under the laws of England and Wales (the Company), as its legal advisers on English law in connection with certain securities purchase agreements dated 29 December 2021 (the Securities Purchase Agreements) relating to the issue (the Issue) by the Company of up to an aggregate of 663,896,700 ordinary shares of US$0.0001 each in the capital of the Company, represented by 6,638,967 American Depository Shares (ADSs), consisting of (i) 431,101,900 ordinary shares represented by 4,311,019 ADSs issued to the investors pursuant to the Securities Purchase Agreements, (ii) 215,550,700 ordinary shares represented by 2,155,507 ADSs issuable upon the exercise of investor warrants and (iii) 17,244,100 ordinary shares represented by 172,441 ADSs issuable upon the exercise of placement agent warrants (all such warrants together with the aforementioned investor warrants being the Warrants) issued in connection with the aforementioned issues pursuant to the Placement Agent Agreement dated 28 December 2021 between Paulson Investment Company, LLC and the Company (the Placement Agent Agreement) (all such ordinary shares together being the New Shares).

1.2	This opinion is being furnished in connection with the Registration Statement on Form F-6 (the Registration Statement) to be filed by the Company with the Securities and Exchange Commission (the SEC) under the Securities Act of 1933, as amended (the Securities Act) and the rules and regulations promulgated thereunder (the Rules) on or about the date of this opinion and the prospectus to be dated on or about the date of this opinion which forms a part of and is included in the Registration Statement.

1.3	In rendering this opinion, we have examined and relied upon originals or copies of such corporate records, agreements, documents and instruments as we have deemed necessary or advisable for the purposes of this opinion, including (i) certificates of incorporation and change of name of the Company and the articles of association of the Company (the Articles), (ii) an executed copy of the Placement Agent Agreement, (iii) executed copies of the Securities Purchase Agreements and the agreed specimen forms of the Warrants, (iv) a certificate of an officer of the Company (Officer’s Certificate) and (v) the authorisations of the shareholders (Shareholder Resolutions) and the actions of the board of directors of the Company (and any committees thereof) (the Authorising Resolutions and, together with the Shareholder Resolutions, the Corporate Approvals).

1.4	On 3 January 2022 at 20:51 (London time) we carried out a search on an online service provided by Companies House (the Company Search) and on 3 January 2022 at 20:54 (London time) we made a search of the Central Registry of Winding-Up Petitions at the English High Court with respect to the Company (the Winding-Up Enquiry and, together with the Company Search, the Searches).

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McDermott Will & Emery UK LLP is a limited liability partnership regulated by the Solicitors Regulation Authority and registered in England and Wales, registered number OC311909. The members are solicitors or registered foreign lawyers. A list of members’ names and their professional qualifications is available for inspection at the principal place of business and registered office shown above.

1.5	Those documents and searches set out in paragraphs 1.3 and 1.4 are the only documents or records we have examined and the only searches and enquiries we have carried out for the purposes of this opinion. We have made no further enquiries concerning the Company or any other matter in connection with the giving of this opinion.

2.	Assumptions

2.1	We have not been responsible for investigating or verifying the accuracy of any facts or the reasonableness of any statement of opinion or intention contained in or relevant to any document.

2.2	This opinion applies as at the date of this letter. We expressly disclaim any obligation to update this opinion for changes in law or events occurring after that date.

2.3	In giving this opinion we have assumed:

2.3.1	the genuineness of all signatures, seals and stamps;

2.3.2	that each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom he or she claims to be and holds the office he or she claims to hold;

2.3.3	the authenticity and completeness of all documents submitted to us as originals;

2.3.4	the conformity with the original documents and due execution of all documents reviewed by us as drafts, specimens, pro formas or copies and the authenticity and completeness of all such original documents;

2.3.5	that any documents examined by us which are governed by the laws of any jurisdiction other than England and Wales are legal, valid and binding under the laws by which they are (and are expressed to be) governed;

2.3.6	that each of the statements contained in the Officer’s Certificate is true and correct as at the date hereof;

2.3.7	that each of the Authorising Resolutions was duly passed at a meeting of the directors of the Company (or a committee of them) duly convened and held and throughout which a valid quorum of directors entitled to vote on the resolution were present, that the minutes we inspected are a true record of the proceedings of the relevant meeting and that each resolution recorded therein has not been and will not be amended or rescinded and remains in full force and effect;

2.3.8	that the Shareholder Resolutions were duly passed at a meeting of the shareholders of the Company duly convened and held and throughout which a valid quorum of shareholders entitled to vote on the resolutions were present, , that the minutes we inspected are a true record of the proceedings of the relevant meeting and that each resolution recorded therein has not been and will not be amended or rescinded and remains in full force and effect;

2.3.9	that the directors of the Company have exercised, or will exercise, their powers in accordance with their duties under all applicable laws and the Articles in respect of the performance of the Placement Agent Agreement, the Securities Purchase Agreements and the Warrants and any actions contemplated by, or authority under, the Corporate Approvals;

2.3.10	that no agreement, document or obligation to or by which the Company (or its assets) is a party or bound and no injunction or other court order against or affecting the Company would be breached or infringed by the matters contemplated by the performance of the actions to be carried out pursuant to, or any other aspect of the transactions contemplated by, the Corporate Approvals;

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2.3.11	that the information disclosed by the Searches is true, accurate, complete and up-to-date and that there is no information which, for any reason, should have been disclosed by those Searches but was not so disclosed;

2.3.12	that all consents, approvals, authorisations, notices, filings, recordations, publications and registrations, and the payment of any stamp duties or documentary taxes, that are necessary under any applicable laws or regulations in order to permit the performance of the actions to be carried out pursuant to the Corporate Approvals have been or will be duly made or obtained and are, or will be, in full force and effect;

2.3.13	that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

2.3.14	that on each date on which any New Shares are allotted and issued (each an Allotment Date) the Company will have complied with its Articles and all applicable laws relevant to the allotment and issue of those New Shares;

2.3.15	that as at each Allotment Date the documents examined, and the results of the searches and enquiries made, as set out in paragraph 1, would not be rendered untrue, inaccurate, incomplete or out of date by reference to subsequent facts, matters, circumstances or events; and

2.3.16	that there will be no fact or matter (such as bad faith, coercion, duress, undue influence or a mistake or misrepresentation before or at the time after any agreement or instrument is entered into, a subsequent breach, release, waiver or variation of any right or provision, an entitlement to rectification or circumstances giving rise to an estoppel) which might affect the allotment and issue of any New Shares and no additional document between any relevant parties which would or might affect this opinion and which was not revealed to us by the documents examined or the searches and enquiries made by us in connection with the giving of this opinion.

2.4	In relation to paragraph 1.4, it should be noted that this information may not be true, accurate, complete or up to date. In particular, but without limitation:

2.4.1	there may be matters which should have been registered but which have not been registered or there may be a delay between the registration of those matters and the relevant entries appearing on the register of the relevant party;

2.4.2	there is no requirement to register with the Registrar of Companies notice of a petition for the winding up of, or application for an administration order in respect of, a company. Such a notice or notice of a winding-up or administration order having been made, a resolution having been passed for the winding up of a company or a receiver, manager, administrative receiver, administrator or liquidator having been appointed may not be filed with the Registrar of Companies immediately and there may be a delay in any notice appearing on the register of the relevant party;

2.4.3	the results of the Winding-Up Enquiry relate only to petitions for the compulsory winding up of, or applications for an administration order in respect of, the Company presented prior to the enquiry and entered on the records of the Central Registry of Winding-Up Petitions. The presentation of such a petition, or the making of such an application, may not have been notified to the Central Registry or entered on its records immediately or, if presented to a County Court, at all; and

2.4.4	in each case, further information might have become available on the relevant register after the Searches were made.

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3.	Opinion

3.1	On the basis of the examination and enquiries referred to in paragraph 1 (Background) and the assumptions made in paragraph 2 (Assumptions), we are of the opinion that the New Shares will, when the names of the holders of such New Shares are entered into the register of members of the Company and subject to their being issued upon due exercise of the relevant Warrant in accordance with its terms (in the case of shares issuable pursuant to Warrants) and the receipt by the Company of the aggregate issue price in respect of all the New Shares in accordance with the relevant Securities Purchase Agreements or Warrants and the Registration Statement, be validly issued and fully paid and no further amount may be called thereon.

3.2	This opinion is strictly limited to the matters expressly stated in this paragraph 3 and is not to be construed as extending by implication to any other matter.

4.	Law

4.1	This opinion and any non-contractual obligations arising out of or in connection with this opinion shall be governed by, and construed in accordance with, English law.

4.2	This opinion relates only to English law as applied by the English courts as at today’s date.

4.3	We do not undertake or accept any obligation to update this opinion to reflect subsequent changes in English law or factual matters.

4.4	We express no opinion as to, and we have not investigated for the purposes of this opinion, the laws of any jurisdiction other than England. It is assumed that no foreign law which may apply to the matters contemplated by the Registration Statement, the Issue, the Company, any document or any other matter contemplated by any document would or might affect this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the Rules.

Yours faithfully

/s/ McDermott Will & Emery UK LLP
McDermott Will & Emery UK LLP

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